Exhibit 10.1

Separation Agreement

This Separation Agreement (this “Agreement”), by and between Bankrate, Inc., a Delaware corporation (the “Company”), and Donaldson Ross (the “Executive”) is entered into as of November 2, 2015.

WHEREAS, the Executive currently serves as Chief Executive Officer, Bankrate.com of the Company pursuant to that certain Executive Agreement, dated as of September 11, 2006,  and amended as of September 25, 2009 and December 31, 2012 (as amended, the “Employment Agreement”);

WHEREAS, the Company and the Executive have agreed that the Executive shall resign his employment with the Company and its affiliates effective as of December 31, 2015 (the “Termination Date”); and

WHEREAS, the Company and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s separation from service with the Company on the Termination Date, and other matters related thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1. Separation from Service.

(a) Resignation.  The Executive hereby resigns his employment with the Company, effective as of the close of business on the Termination Date, and concurrently resigns from all offices and directorships he holds with the Company or any of its affiliates.

(b) Interim Period. The Executive will be paid his normal salary and receive all benefits pursuant to the terms of his Employment Agreement through the Termination Date.

(c) Severance Benefits.  Subject to the Executive’s compliance with the terms of this Agreement and the restrictive covenants set forth below, and the Executive’s execution and delivery no later than 21 days following the Termination Date, and non-revocation, of a release of claims in favor of the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders, and agents in the form attached hereto as Exhibit A (collectively, the “Severance Requirements” and the date on which such release becomes irrevocable, the “Release Date”), the Company shall provide the Executive with the following:

(i) An amount in cash equal to $400,000, payable in accordance with the schedule set forth in Section 9 of the Employment Agreement;

(ii) The actual annual bonus in respect of the 2015 calendar year that the Executive would have earned had the Executive remained employed with the Company through the time such bonuses are paid, payable at the same time annual bonuses are paid to similarly situated executives of the Company generally;

(iii) For the 12-month period following the Date of Termination, a payment each month (payable no later than the end of the month) equal to the monthly cost of continued coverage for the Executive and the Executive’s spouse and dependents, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) paid by the Executive under the Company’s group health, dental, and vision plans pursuant to Section 4980B of the Code, less the amount that the Executive would be required to contribute for such health coverage if the Executive were an active employee of the Company; provided the Executive is eligible for and timely elects COBRA continuation coverage; and provided,  further, that if such continuation coverage payments, by reason of change in the applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this Section 1(c)(iii) shall terminate and the parties shall, in good faith, negotiate for a substitute provision that would not result in such tax or other penalties; and

(iv) Subject to compliance with applicable law and to the extent permitted by any applicable plan document, for the 12-month period following the Date of Termination, participation in any executive health benefit plan provided by the Company to similarly situated executives of the Company generally to the same extent that the Executive would be eligible under such plan if the Executive’s employment had not terminated.

(d) Treatment of Outstanding Equity Compensation Awards.  Subject to the Severance Requirements, the Executive’s outstanding equity awards shall be treated as follows upon the Executive’s resignation from employment:

(i) Any outstanding stock options underlying the Executive’s 2011 stock option grant dated June 16, 2011 (the “2011 Option Award”) that are vested as of the Termination Date shall remain exercisable for 12 months following the Termination Date, and shall, to the extent not exercised, be automatically forfeited and cancelled without consideration on the first anniversary of the Termination Date.  Any outstanding stock options that are unvested as of the Termination Date shall be automatically forfeited and cancelled without consideration as of the Termination Date.

(ii) Any shares of restricted stock underlying the Executive’s 2015 restricted stock award dated February 2, 2015 (the “2015 Restricted Stock Award”) that would have vested on or prior to February 2, 2016 shall become vested as of the Release Date, with the balance of the shares of restricted stock underlying the 2015 Restricted Stock Award being automatically forfeited as of the Release Date.  If the Release Date does not occur, all unvested shares of restricted stock underlying the 2015 Restricted Stock Award shall be deemed to have been automatically forfeited as of the Termination Date.

(iii) All shares of restricted stock underlying the Executive’s 2014 restricted stock award dated February 3, 2014 (the “2014 Restricted Stock Award”) shall become vested as of the Release Date.    If the Release Date does not occur, all unvested shares of restricted stock underlying the 2014 Restricted Stock Award shall be deemed to have been automatically forfeited as of the Termination Date.

(iv) All shares of restricted stock underlying the Executive’s 2013 restricted stock award dated May 14, 2013 (the “2013 Restricted Stock Award”) shall become vested as of 2

the Release Date.    If the Release Date does not occur, all unvested shares of restricted stock underlying the 2013 Restricted Stock Award shall be deemed to have been automatically forfeited as of the Termination Date.

(v) For purposes of the Executive’s 2015 performance share award dated February 2, 2015 (the “2015 Performance Share Award”), the Executive’s termination of employment shall be deemed a termination by the Company without “Cause” (as defined in the 2015 Performance Share Award agreement) on the Termination Date.

(vi) For purposes of the Executive’s 2014 performance share award dated February 3, 2014 (the “2014 Performance Share Award”),  the Executive’s termination of employment shall be deemed a termination by the Company without “Cause” (as defined in the 2014 Performance Share Award agreement) on the Termination Date.

(e) Attorneys’ Fees. The Company will reimburse the Executive for the professional fees he incurs to review, negotiate and enter into this Agreement, up to a cap of $7,500.

(f) No Additional Benefits.  Except as provided in Sections 1(b), 1(c), 1(d) and 1(e), the Executive shall be entitled to no other compensation and/or benefits of any kind from the Company in connection with his service as an employee of the Company, other than any earned but unpaid salary, payment for any accrued but unused vacation, and any benefits that are accrued and vested as of the Termination Date under employee benefit plans of the Company in which the Executive participates as of the Termination Date.

2. Trade Secrets and Confidential Information.  The Executive acknowledges and agrees that the Executive’s obligations, and the Company’s and its affiliates’ rights, under Section 12 of the Employment Agreement shall remain in full force and effect,  provided,  however, that notwithstanding the provisions of Section 12(C) of the Employment Agreement, the Executive may retain (i) a copy of his contacts database; (ii) the laptop, iPhone and iPad provided to him by the Company (provided that the Executive will cooperate with the Company to delete from each device any of the Company’s Trade Secrets and Confidential Information); (iii) the cellphone number 203-722-0100; and (iv) diaries, calendars and documents of a personal nature, such as documents related to employment terms, employee benefits, expense reimbursements and personal taxes.  Section 12 of the Employment Agreement (as modified by the immediately preceding sentence) is hereby incorporated into this Section 2.

3. Noncompetition; Nonsolicitation.  The Executive acknowledges and agrees that his obligations, and the Company’s and its affiliates’ rights, under Section 13 of the Employment Agreement shall remain in full force and effect;  provided,  however, that for purposes of Section 13 of the Employment Agreement, the term “Business” shall mean the business of delivering personal finance content to consumers on the Internet, and the business of generating leads or hyperlink or display advertising for mortgages, home equity lines of credit, real estate, retail banking products, credit cards, insurance or auto loans on the Internet.  Section 13 of the Employment Agreement (as modified by the immediately preceding sentence) is hereby incorporated into this Section 3.

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4. Nondisparagement.  The Executive shall not at any time make any written or oral statements, representations, or other communications that disparage the business or reputation of the Company or its affiliates or any of their respective officers, directors, employees, stockholders, agents, or representatives, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding.  The Company agrees to instruct the members of its Board of Directors and the officers of the Company who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, not to disparage the business or reputation of the Executive, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding.  Nothing in this Section 4 is intended to (a) prevent either party from conferring in confidence with its legal representatives, or (b) prevent either party from responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such statements.

5. Injunctive Relief.  The Executive acknowledges that breach of the provisions of Section 2, Section 3, or Section 4 of this Agreement would result in irreparable injury and permanent damage to the Company.  The Executive further acknowledges that the prohibitions or restrictions set forth in Sections 2,  3, and 4 are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company.  The Executive recognizes and agrees that the ascertainment of damages in the event of a breach of Section 2, Section 3, or Section 4 of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered by the Company from such a breach by the Executive.  The Executive therefore agrees:  (a) that, in the event of a breach of Section 2, Section 3, or Section 4 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights that it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof, and (b) to waive and not to (i) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (ii) require that the Company submit proof of the economic value of any Trade Secret (as defined in the Employment Agreement), or (iii) require that the Company post a bond or any other security.  Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

6. Section 409A.  This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto or an exception to Section 409A of the Code.  For purposes of compliance with Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation, and in no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, (b) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year

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following the calendar year in which the expense is incurred, and (c) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit.
7. Miscellaneous.
(a) Governing Law. This Agreement shall be governed in all aspects by the laws of the State of Florida, without regard to its rules governing conflicts of law.
(b) Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

(c) Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

To the most recent address on file with the Company.

If to the Company:

Bankrate, Inc.
477 Madison Avenue, Suite 430
New York, New York  10022
Attention:  General Counsel
Facsimile:  (917) 368-8611

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d) Entire Agreement.  Except as explicitly set forth herein and as set forth in Section 15 of the Employment Agreement, this Agreement represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communications, agreements, and understandings, whether oral or written, relating to the subject matter hereof.  The language contained herein shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied.

(e) No Waiver.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

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(f) Severability.  The invalidity or unenforceability of any provision (or portion thereof) of this Agreement shall not affect the validity or enforceability of any other provision (or portion thereof) of this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BANKRATE, INC.

By: /s/ Kenneth S. Esterow
      Name: Kenneth S. Esterow
      Title: President and CEO

EXECUTIVE

/s/ Donaldson Ross
Donaldson Ross

[Signature Page to Ross Separation Agreement]

Release Agreement

This RELEASE AGREEMENT (this “Agreement”) is made and entered into as of December [●], 2015, by and between Bankrate, Inc., a Delaware corporation (the “Company”), and Donaldson Ross (the “Executive”).  All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Separation Agreement by and between the Company and the Executive, dated as of November 2,  2015 (the “Separation Agreement”).

WHEREAS, the Separation Agreement sets forth the terms and conditions of the Executive’s resignation from employment with the Company and requires that the Executive execute a release of claims in favor of the Company and its affiliates;

WHEREAS, the Executive’s employment terminated effective as of December 31,  2015;

WHEREAS, the terms of this Agreement are the product of mutual negotiation and compromise between the Company and the Executive;

WHEREAS, the meaning and effect and terms of this Agreement have been fully explained to the Executive;

WHEREAS, the Executive is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement; and

WHEREAS, the Executive has carefully considered other alternatives to executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and the Executive hereby agree as follows:

1. Executive’s Release.

(a) In consideration of the benefits set forth in the Separation Agreement, the Executive, for himself and, to the maximum extent permitted by law, on behalf of each of his agents, representatives, heirs, executors, administrators, assigns, and successors (collectively, the “Executive Parties”), hereby unequivocally, fully, and irrevocably releases, waives, and discharges the Company and its former, current, or future officers, directors, agents, representatives, and employees, all affiliates of the Company and all former, current, or future officers, directors, agents, representatives, and employees of any such affiliates, as well as all employee benefit plans (collectively, the “Company Parties”) from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, costs, judgments, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity (collectively, “Claims”) asserted or that could have been asserted, under federal, state, or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (except for benefits that are or become vested on or before the last day of the Executive’s employment with the Company, which are not affected by this Agreement), the Immigration Reform and Control Act, the

Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the New York City Human Rights Law, the New York State Human Rights Law, the New York State Labor Law, the New York wage and wage-hour laws, Minimum Wage Law, as well as all other similar civil rights laws and other employment-related statutes), or common law or the laws of any other relevant jurisdiction, from the beginning of time up to and including the date of this Agreement, arising from or out of, based upon, in connection with or otherwise relating in any way to (i) the Employment Agreement (as that term is defined in first WHEREAS clause of the Separation Agreement); (ii) the Executive’s employment with the Company and its affiliates and relationship with any of them, and/or (iii) the circumstances by which the Executive ceased to be employed by the Company (collectively, the “Executive Released Claims”); provided,  however, that the Executive Released Claims shall not include (A) the Company’s obligations pursuant to or breaches of the Separation Agreement or (B) any rights to indemnification or contribution under the Company’s certificate of incorporation or bylaws or equivalent governing documents of the Company and its affiliates, the law of the State of Delaware, any indemnification agreement between the Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ liability insurance or fiduciary insurance policy.    The parties specifically agree that the Executive’s right and protections under the provisions of Section 29 of the Employment Agreement, which relates to indemnification and insurance, shall survive the execution of the Separation Agreement and this Agreement, are incorporated in this Agreement by reference and shall remain in full force and effect.

(b) In further consideration of the benefits set forth in the Separation Agreement, the Executive Parties hereby unconditionally release, waive, and forever discharge Company Parties from any and all Executive Released Claims that the Executive Parties may have as of the date of this Agreement arising under the Age Discrimination and Employment Act of 1967 and the Older Workers Benefit Protection Act of 1993 (collectively, “ADEA”).  To effectuate the release, waiver, and discharge of all ADEA rights and Claims, this Agreement is intended to comply with the requirements of ADEA.  By signing this Agreement, the Executive hereby acknowledges and confirms the following:  (i) he was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to him the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of Claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement.  The Executive also understands that he has seven calendar days following the date on which he signs this Agreement within which to revoke the release contained in Section 1(b) hereof, by providing a written notice of his revocation of the release and waiver contained in this Section 1(b) to the Company at the address set forth in Section 7(c) of the Separation Agreement.  Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, in the event of any such revocation by the Executive, all obligations of the Company under Sections 1(b),  1(c), and 1(d) of the Separation Agreement shall terminate and be of no further force and effect as of the date of such revocation.

(c) Any Company Party released from any Executive Released Claim pursuant to this Section 1 may plead this Agreement as a complete defense, discharge, and bar to any action, claim, or demand brought in respect of such Executive Released Claim in contravention of this Agreement.

(d) The Executive Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate, or believe to be true related to or concerning the Executive Released Claims.  The Executive Parties know that such presently unknown or unappreciated facts could materially affect the Claims or defenses of an Executive Party.  It is nonetheless the intent of the Executive Parties to give a full, complete, and final release and discharge of the Executive Released Claims.  In furtherance of this intention, the release herein given shall be and remain in effect as full and complete releases with regard to the Executive Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact.  To that end, with respect to the Executive Released Claims only, the Executive Parties expressly waive and relinquish any and all provisions, rights, and benefits conferred by any law of the United States or of any state or territory of the United States, or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to Claims that a party does not know or suspect to exist in its favor at the time of executing the release, which if known by such party might have affected such party’s settlement.

8. Acknowledgments and Affirmations.

(a) The Executive affirms that he has been paid for all hours worked during his term of employment with the Company.  The Executive affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.  The Executive affirms that all of the Company’s decisions regarding the pay and benefits through the date of the Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

(b) The Executive affirms that he has no known workplace injuries or occupational diseases.
(c) The Executive affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

(d) The Executive affirms that he does not have any current charge, claim, or lawsuit against one or more of the Company Parties pending before any local, state, or federal agency or court regarding his employment and the termination of his employment.  The Executive understands that nothing in this Agreement prevents him from filing a charge or complaint or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state, or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement the Executive is giving up any right to monetary recovery that is based on any of the Claims the Executive has released.  The Executive also understands that if the Executive files such a charge or complaint, the Executive has, as part of this Agreement, waived the Executive’s right to receive any benefits beyond what the Executive receives pursuant to the Separation Agreement.

(e) The Executive affirms that at the time of considering or executing this Agreement, the Executive was not affected or impaired by illness, use of alcohol, drugs, or other substances or otherwise impaired.  The Executive is competent to execute this Agreement and knowingly and voluntarily waives any and all Claims the Executive may have against the Company Parties.  The Executive certifies that the Executive is not a party to any bankruptcy, lien, creditor-debtor, or other proceedings that would impair his right or ability to waive all Claims he may have against the Company Parties.

9. Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided,  however, that, notwithstanding anything in this Agreement to the contrary, any invalidation of the Executive’s release given in Section 1 of this Agreement shall release the Company from its other obligations under the Separation Agreement.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

10. Miscellaneous.  This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Florida to be applied.  In furtherance of the foregoing, the internal law of the State of Florida will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  This Agreement shall become effective and enforceable on the eighth day following its execution by the Executive; provided he does not exercise his right of revocation as described above.  If the Executive fails to sign this Agreement or revokes his signature, this Agreement will be without force or effect, and the Executive shall not be entitled to the payments and benefits described in Sections 1(c) and 1(d) of the Separation Agreement.

11. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF ITS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12. ADDITIONAL ACKNOWLEDGMENTS.  THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AN AGREEMENT.  THE EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS, AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT.  HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE BENEFITS SET FORTH IN THE SEPARATION AGREEMENT, THE EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT.  IF THIS DOCUMENT IS RETURNED EARLIER THAN 21 DAYS FROM THE LAST DATE OF EMPLOYMENT, THEN THE EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21-DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement now voluntarily and knowingly execute this Agreement.

BANKRATE, INC.

By: /s/ Kenneth S. Esterow

      Name: Kenneth S. Esterow

      Title: President and CEO

Date: November 2, 2015

EXECUTIVE

/s/ Donaldson Ross
Donaldson Ross

Date: November 2, 2015